Exhibit 99.1

    Contacts: Bret L. Undem
Media Relations
Tel. (425) 493-2293
Fax. (425) 493-2010
FOR RELEASE
July 25, 2006

COMBIMATRIX TO MEET WITH FDA

Newport Beach, Calif. - (BUSINESS WIRE) -July 25, 2006 - Acacia Research Corporation (Nasdaq: CBMX:ACTG) announced today that its CombiMatrix group has received a letter from the Office of In Vitro Diagnostic Device Evaluation and Safety (OIVD) of the US Food and Drug Administration (FDA). The letter invites the company to meet with the OIVD to discuss CombiMatrix Molecular Diagnostics’ (CMDX) plans to market its Constitutional Genetic Array Test (CGAT) in September. The company plans to meet with the FDA in the near future.

“We are pleased to have the opportunity to meet with the FDA to present our technology and our services.” said Dr. Amit Kumar, President and CEO of CombiMatrix and Chairman of CMDX.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups: Acacia Technologies Group and CombiMatrix Group.

The CombiMatrix group is developing a platform technology to rapidly produce customizable arrays, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins.  The CombiMatrix's group's technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

The Acacia Technologies group develops, acquires, and licenses patented technologies.  Acacia controls 46 patent portfolios, which include U.S. patents, and certain foreign counterparts, covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, high resolution optics, image resolution enhancement, interactive data sharing, interactive television, hearing aid ECS, interstitial Internet advertising, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, network data storage, resource scheduling, rotational video imaging and spreadsheet automation.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies Group and the CombiMatrix Group is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.